Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 1,823,491 shares pertaining to the 2004 Stock Incentive Plan, as amended, of Momenta Pharmaceuticals, Inc. of our reports dated March 12, 2007, with respect to the consolidated financial statements of Momenta Pharmaceuticals, Inc. included in its Annual Report (10-K) for the year ended December 31, 2006, Momenta Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting of Momenta Pharmaceuticals, Inc. as of December 31, 2006 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 13, 2008